CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between FTD.COM Inc. (“Company”) and Helen Quinn (“Employee”) (collectively, the “Parties”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
A.WHEREAS, Company wishes to reach an amicable separation with Employee, and this Agreement assumes that each party will act in a professional and amicable manner during such separation from employment;
B.WHEREAS, The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below;
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1.Separation Date. Employee’s employment with Company will cease effective on September 17, 2017 (“Separation Date”).
1.1Right to Terminate. Nothing in this Agreement constitutes a waiver of the Company’s right to take any disciplinary action, including termination, against Employee for inadequate job performance or violation of Company policy as defined by the Company’s policies and procedures at any time.
2.Separation Package. Provided Employee timely accepts and does not revoke Employee’s acceptance of this Agreement during the period allowed by law, as further explained in paragraph 13 and its sub-paragraphs, Company agrees to provide Employee with the following payments and benefits (“Separation Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Separation Package constitutes good and valuable consideration for the promises and representations made by Employee in this Agreement.
2.1    Severance Payment. Company agrees to provide Employee the equivalent of eighteen (18) months base wages ($503,250.00), less all applicable federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be made in the form of a lump sum payment on the first payday following the Effective Date, as described in paragraph 13.
3.General Release.
3.1     In exchange for the promises contained in this Agreement, Employee agrees that he/she, and his/her heirs, executors, administrations, successors and assigns, or any person acting by, through, or under him/her, unconditionally, irrevocably and absolutely releases and discharges Company, its current, former and future stockholders, parents, subsidiaries, affiliates, related entities, and employee benefit plans, and their respective fiduciaries, predecessors, successors, officers, directors, insurers, agents, employees and assigns, and all persons acting by, through, under, or in concert with them, or any of them (collectively, the “Released Parties”) from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including, without limitation, Claims that arose as a consequence of Employee’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Americans with Disabilities Act, the Illinois Human Rights Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses; provided, however, nothing herein shall release or preclude any claims that arise after execution of this Agreement, including claims to enforce the terms of this Agreement, that cannot be waived by operation of law, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, or any right to file a charge with or participate in an investigation conducted by the United States Equal Employment Opportunity Commission (EEOC), The Illinois Department of Human Rights (IDHR) or the National Labor Relations Board (NLRB), but Employee agrees to forfeit any monetary recovery or other relief should the EEOC, IDHR, NLRB, or any other agency pursue claims on Employee’s behalf.
3.2    Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
3.3    Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. This release does not extend to any obligations incurred under this Agreement and does not impair or restrict Employee’s right to bring a claim to enforce this Agreement.
4.Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.
5.Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties, except if required by a validly-issued subpoena from a court of competent jurisdiction.

6.Confidentiality and Return of Company Property.
6.1    Confidential Separation Information. Employee agrees that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Employee and Company. Employee further agrees that Employee will not disclose the Confidential Separation Information to any other persons, except that Employee may disclose such information to Employee’s immediate family members and to Employee’s attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax planning purposes. When releasing this information to any such person, Employee shall advise the person receiving the information of its confidential nature. Neither Employee, nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Employee specifically agrees that neither Employee, Employee’s immediate family, Employee’s attorney nor Employee’s accountant, if any, shall disclose the Confidential Separation Information to any current or former employees of the Company or other Released Parties. Nothing in this paragraph will preclude Employee from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.
6.2    Confidential or Proprietary Information. Employee also agrees that Employee will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.
6.3    Continuing Obligations. Employee further agrees to comply with the surviving provisions of the offer letter and such other employee-related documentation executed as part of Employee’s employment with the Company including without limitation the Employee Nondisclosure and Assignment Agreement and/or the Proprietary Information and Inventions Agreement (collectively, “Employment Agreements”). Such continuing obligations include, but are not limited to, promises to protect all confidential and proprietary information of Company and promises not to solicit any Company employees for a period of one (1) year following the Separation Date.
6.4    Return of Company Property. By signing this Agreement, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date, all Company property, including all confidential and proprietary information, as described in paragraph 6.2 above and the Proprietary Information and Inventions Agreement, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.
7.No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.Cooperation. Employee agrees to cooperate with Company in respect to all matters arising during or related to Employee’s employment with Company, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding that may have arisen during Employee’s employment or that may arise following the signing of this Agreement. Nothing herein is intended or should be construed as requiring anything other than Employee’s cooperation in providing truthful and accurate information.
9.Enforcement. If Employee breaches any of the terms of this Agreement, Company will immediately cease making the payments described in paragraph 2 to the extent those payments have not yet been made, to the fullest extent permitted by law. This shall in no way limit Company’s right to pursue all legal and equitable remedies available to it as a result of Employee’s breach of this Agreement. This enforcement provision shall not apply to an action brought by Employee to challenge the enforceability of Employee’s waiver of rights under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act.
10.No Other Severance. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or severance plan or practice.
11.No Contact with Press. Employee agrees that, to the fullest extent permitted by law, Employee will not discuss or make known to any person affiliated with any media, news, television, radio, broadcast, blog, website, social media outlet (such as Facebook, LinkedIn and Twitter), podcast, telecommunications, reporting or publishing entity or organization or entity that disseminates news to the general public, any matter relating to this Agreement, or the termination of Employee’s employment, unless expressly agreed in writing in advance by the Executive Vice President and General Counsel of the Company.
12.Agreement to Arbitrate. In the event of any dispute between the parties, including the interpretation or enforcement of this Agreement, Employee and the Company agree that, to the fullest extent permitted by law, all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator in Chicago, Illinois, pursuant to the rules then in effect for arbitration of employment disputes by the American Arbitration Association (available on-line at www.adr.org or from Company upon request). In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. By executing this Agreement, Employee and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. This arbitration provision excludes claims for workers’ compensation benefits, state disability benefits, state unemployment benefits, and claims that, as a matter of law, cannot legally be subject to arbitration.
13.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act (“OWBPA”) 29 U.S.C. sec. 626(f). Employee, by this Agreement, is advised to consult with an attorney before executing this Agreement.

13.1 Acknowledgments/Time to Consider. To be eligible to receive the Separation Package, and for the mutual promises contained herein, Employee must sign this Agreement, acknowledging Employee’s agreement to its terms, within forty-five (45) days, but no earlier than Employee’s Separation Date. Employee acknowledges and agrees that: (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given forty-five (45) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 45-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
13.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by the Company’s Director, Human Resources no later than the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Separation Package will become due and payable in accordance with paragraph 2 above and its subparts after the Effective Date, provided Employee does not revoke. The Parties agree that Employee will not sign the Agreement earlier than Employee’s Separation Date; further, notwithstanding when Employee signs the Agreement, the Agreement is not considered effective before the Separation Date.
13.3 Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
13.4 Older Workers Benefit Protection Act Information. Information related to the employment termination program is provided in Exhibit A.
14.Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected by the unenforceable provision(s).
15.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Illinois.
16.Successors and Assigns. This Agreement is binding on Employee’s heirs, family members, executors, agents and assigns.
17.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties to enforce this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement. This attorneys’ fees provision shall not apply to an action brought by Employee to challenge the enforceability of Employee’s waiver of rights under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act.
18.Counterparts. This Agreement may be signed in counterparts, and each shall be treated as though signed as one document.
19.Entire Agreement; Modification. This Agreement, including the Proprietary Information and Inventions Agreement and the surviving provisions of the Employment Agreements, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all parties hereto.
20.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or an exemption thereunder and will be construed and administered in accordance with Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Code Section 409A to the maximum extent possible.
Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Code Section 409A) on the Separation Date, then any payment made under this Agreement will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the applicable cash will be paid to Employee during the five-day period commencing on the earlier of: (1) the expiration of the six-month period measured from the Separation Date, or (2) the date of Employee’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of Employee’s death), all payments deferred pursuant to this paragraph will be paid or delivered to Employee (or Employee’s estate, in the event of Employee’s death) in a lump sum. For purposes of Code Section 409A, any installment payment provided under this Agreement will be treated as a separate payment.
If the thirty (30)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 30-Day Period”) and if there are payments due Employee that are subject to Code Section 409A (and not exempt from Code Section 409A) that are: (i) conditioned on Employee signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 30-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 30-Day Period that falls within the second year.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	September 19, 2017	By:	/s/ Helen Quinn
Helen Quinn

FTD.COM, Inc.

Dated:	September 19, 2017	By:	/s/ Patricia Carl
Patricia Carl
Senior Vice President, Human Resources

Exhibit A
OWBPA Disclosure

The following disclosure is provided in accordance with the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. section 626(f).

As described in the Release, you will have 45 days from the time the Release is presented to you in which to consider this disclosure and the Release. Additionally, you will have 7 days to revoke the Release after you sign it, should you so choose.

The class, unit or group of individuals covered by the program includes Direct Reports to the FTD Companies, Inc. Chief Executive Officer. To receive the benefits of this program, an eligible employee must sign and return the Agreement within the time period provided in the Agreement and not revoke it.

The selection criteria used as part of this layoff included job criticality and fitness for position.
Employees in the positions listed below under the “# Selected” column identify those individuals who were (“1”), or were not (“0”) selected for termination. The ages listed below are current as of July 18, 2017. All employees working in the Decisional Unit for the Company, and who have been selected for termination as part of this reduction in force are eligible for the program.

Job	Age	# Selected
EVP & General Counsel	55	0
EVP, Florist Segment	53	0
EVP, Gifting	46	1
EVP, US Consumer Floral	57	1
SVP, Human Resources	47	0
EVP, Operations	52	0
EVP, Technology & CEM	56	0
EVP & Chief Financial Officer	50	0
EVP, Chief Marketing Officer	47	0
EVP, Chief Operating Officer	44	0